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                                    Exhibit 10.60

                    TECHNICAL ASSISTANCE AND CONSULTING AGREEMENT

    This Development Funding and Technical Assistance Agreement ("Agreement") is entered into by and between HARRAH'S SOUTHWEST MICHIGAN CASINO CORPORATION ("Harrah's"), a Nevada corporation whose address is 206 North Virginia Street, Re no, Nevada 89501, and CASINO RESOURCE CORPORATION, a Minnesota corporation ("CRC"), whose address is 1719 Beach Boulevard, Suite 306, Biloxi, Mississippi 39531.

1.       RECITALS.

         1.1 Over the last several months, CRC and Harrah's have cooperated with respect to a proposal involving the development of casino gaming and related facilities (the " Enterprise") to be owned by the Pokagon Band of Potawatomi Indians, a federally recognized Indian Tribe pursuant to the Indian Reorganization Act of 1934 (the "Band"), with service areas in Michigan and Indiana.

         1.2 By informal agreement, CRC and Harrah's paid the pre-development costs related to the Enterprise and the parties have submitted a joint proposal to the Band in response to the Band's RFP.

         1.3 It is anticipated that a number of costs will be incurred in connection with the development of and on behalf of the Enterprise prior to the effective dates of the various definitive agreements between the Band and Harrah's including, but not limited to, a Development and Construction Agreement, Management Agreement, and all collateral agreements, as that term is defined by the NIGC, (collectively, the "Casino Agreements"), including without limitation, all payments to the Band which are not repaid to Harrah's pursuant to the Casino Agreements, option costs, real estate costs, surveying costs, testing costs, legal fees, consultants' fees, the costs of environmental and other studies and surveys, appraisal costs, real estate commissions and costs, insurance costs, accounting costs, and other incidental and related costs, but excluding those which are personal to Harrah's or any internal or overhead allocations to Harrah's or any of its Affiliates (collectively, the "Submission Costs"). It is further anticipated that a number of other third-party costs will be incurred in connection with securing the approval by the National Indian Gaming Commission ("NIGC") of the Casino Agreements including, without limitation, the continuing Submission Costs and additional legal fees, consultants' fees, the costs of other studies and surveys, appropriate lobbying costs and fees, and other incidental and related costs, for which Harrah's is not reimbursed by the Band (collectively, the "Contract Approval Costs").

         1.4 It is anticipated that Harrah's will become obligated, pursuant to certain agreements between it and the Band, to provide all the financing needed for the development, design, construction, furnishing, and start-up of the Enterprise, including, but not limited to, the Submission Costs and the Contract Approval Costs.

         1.5 CRC has been instrumental in the efforts to submit and present the response to the Band's RFP, has expended considerable effort toward the pre-development activities related to the response to the RFP, and wishes to formalize its relationship with Harrah's regarding CRC's ongoing role in the development of the proposed Enterprise.

    2.   DEVELOPMENT FUNDING.

         2.1 CRC is not obligated to fund any obligation of Harrah's to the Band as may be set forth in the Casino Agreements, and Harrah's will be solely responsible for all funding requirements thereunder.

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         2.2  Some of the advance cash payments to the Band by Harrah's may be recouped by Harrah's from the development funding or subsequent revenues of the Enterprise in accordance with the Management Agreement with the Band and some will not. CRC will pay Harrah's its share (as determined by using the same percentage applicable in determining CRC's fees as described in Exhibit "A"} of such Submission Costs, Contract Approval Costs, and other payments which are not recouped from the Band in accordance with the Casino Agreements. Such repayment to Harrah's will be made in 24 equal monthly installments without interest, and will be withheld from any payments otherwise due to CRC.

         2.3 CRC acknowledges that it is not a beneficiary of any of the Casino Agreements. Further, any right of CRC to receive its compensation pursuant to Section 5.1 b, 51(c), or 5.3 is specifically conditioned on Management Fees being paid to Harrah's. If for any reason the Enterprise is not developed, does not open, or if opened, does not perform up to the projections as submitted in Harrah's response to the Band's request for proposal, performs in a manner that results in no Management Fee paid to Harrah's, or the termination of the Casino Agreements or any of them, then CRC shall have no claim against Harrah's for damages, whether in contract or in tort.

         2.4 The relationship of CRC to Harrah's created under this Agreement shall be as a general contractor. Neither CRC nor Harrah's shall be construed as joint venturers or partners of each other by reason of this Agreement and neither shall have the power to bind or obligate the other.

3.       TECHNICAL SERVICES.

         3.1 CRC has provided and will continue, during the term of the Casino Agreements, any renewal and any extension thereof, to provide, within a reasonable time upon written request from Harrah's, technical services related to the development of the proposed Enterprise in the form of advice and consultation including, but not limited to, the following:

              Site selection, acquisition, and planning;
              Permitting and licensing;
              Governmental affairs, Tribal, local, state, and federal; Feasibility, design, and construction;
              Design and construction budgeting;
              Capital and operating budgeting; and
              Marketing planning and analysis.

         3.1.1 CRC agrees that it shall provide such services directly to Harrah's and shall have no right to affect the management decisions made by Harrah's in its negotiations for, or the performance of, the Casino Agreements. Further, CRC shall not interfere in any way or involve itself directly nor will it encourage or in any way involve others to interfere or involve themselves with the operation of the Enterprise unless requested by Harrah's CRC shall not be deemed to violate this Section 3.1.1 in the event that it shall respond in good faith to an inquiry from the Band which was not initiated by CRC, provided that CRC shall notify Harrah's of such inquiry and its response thereto within two (2) business days of the receipt or delivery thereof, as the case may be.

         3.2 Any failure on the part of CRC to provide the technical services set forth in Section 3.1a-g shall not be deemed a default or breach of this Agreement, but any breach of 3.1.1 or 9.20 shall be a material breach of this Agreement, if not cured within ninety (90) days of receipt of written notice by Harrah's setting forth with particularity the failure alleged to have caused such breach; provided, however, that any breach of Section 9.20 by CRC shall not be cause to terminate this Agreement, but shall obligate CRC to pay liquidated damages to Harrah's on account of each such breach in the amount of $25,000.

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    4.   HOTEL DEVELOPMENT

         4.1 If a hotel is to be developed as part of the Enterprise, then CRC and Harrah's shall cooperate in and Harrah's will strongly advocate a proposal to the Band whereby CRC shall develop, finance, and own the Hotel with same to be managed by Harrah's or CRC, at Harrah's sole discretion, on such terms as may be mutually agreed upon based on general industry standards for such agreements. In addition, the approval of the terms, plans, and specifications of any such development is subject to the approval of the Band and Harrah's as well as that of CRC.

5.    COMPENSATION.

         5.1  The compensation to CRC under this Agreement shall be as follows:

              $250,000 upon execution of this Agreement by the parties; and

              If the Casino Agreements are approved by the NIGC and any other regulatory authority whose approval is required, and one or more casinos are actually built and opened, then in consideration of the foregoing, CRC shall, except as provided at Section 5.3, be paid a fee (the "Fee"}, which shall be based on a percentage of the money actually paid to Harrah's and received by Harrah's as its Management Fee pursuant to Section 6 of the Management Agreement, said Fee shall be as set forth in Exhibit "A" hereto; and

              If all the conditions set forth at (b) above have occurred, then Harrah's shall pay CRC $10,000 per month commencing on the twenty-first
    (21st) day of the first calendar month after the opening of the first Pokagon casino managed by Harrah's and continuing each successive month during the term of the Management Agreement referred to at 1 .3 above. CRC agrees that Harrah's shall deduct from each of the first forty (40) of such payments the sum of $5,000 as reasonable reimbursement for its costs in administering the contracts between the parties hereto. In any event, the obligation to make these payments by either party shall cease upon the payment to CRC of $600,000 less $200,000 paid to Harrah's.

         5.2 Harrah's will, beginning upon the satisfaction of the conditions set forth at 5.1b above, cause to be provided 30 complimentary nights (room and room tax only) per year in any Harrah's casino located in the state of Nevada to Bud Smith of Monarch Casinos, Inc., during his lifetime, upon Mr. Smith's request to the Harrah's Indian Gaming Division. Such request must be at least thirty (30) days prior to the date(s) of intended stay. Mr. Smith shall have the right to use the complimentary rooms himself or he may reserve them for members of his immediate family, which shall mean his spouse and his children, but he may not reserve them for other people.

         5.3 Should the Band and Harrah's develop and open a casino in Indiana outside the Band's service area in Indiana, which are LaPorte, St. Joseph, Elkhart, Starke, Marshall, and Kosciusko Counties (the "Out-of-Area-Casino"t), and Harrah's does not provide the financing for the development so that its Management Fee is 15 percent (15%) of Net Revenues of the Out-of-Area-Casino, then CRC shall be paid 20 percent (20%) of the money actually received by Harrah's as its Management Fee related to the Out-of-Area-Casino.

         5.4 CRC shall be paid its fee pursuant to Sections 5.1(b) and (c), and 5.3 should it become applicable, monthly within five (5) business days of the receipt by Harrah's of its Management Fee.

         5.5 Harrah's obligation to pay the fee set forth at Section 5.1(b) shall continue during the term of the Management Agreement, any renewal and any extension thereof, and, subject to the provisions of Section 5.8, shall end upon the termination of the Management Agreement for whatever

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reason.  Likewise, this provision will control should the possibility set forth at Section 5.3 actually occur. Regardless of the Management Fee percentage negotiated for any renewal term or extension of the initial term of the Casino Agreements, CRC shall be paid in accordance with the terms set forth in this Agreement, the same percent of Harrah's Management Fee as paid pursuant to 5.lb and 5.3. For example, if the Management Fee for the initial term is 30 percent (30%), CRC would receive 28 percent (28%) of the Management Fee. CRC would also receive 28 percent (28%) of any Management Fee negotiated for any subsequent term regardless of the Management Fee percentage negotiated for such subsequent term.

         5.6 Harrah's shall provide CRC monthly reports on the operation of the Enterprise, including operating and balance statements and proof of the Management Fee received. Subject to the prior written approval of the Band, CRC shall be provided, on a monthly basis, with the same financial reports as are provided to the Band. CRC agrees to maintain the confidentiality of such reports.

         5.7 CRC shall have the right, at its own expense, to audit, or cause to be audited, the records of Harrah's related to the Enterprise on an annual basis at a reasonable time and in a manner which will not interfere with either Harrah's business operations or with the operation of the Enterprise.

         5.8  In the event the Band exercises its option pursuant to Section
9.22 of the Management Agreement or the Casino Agreements terminate or are canceled in any other manner, then CRC shall be paid its Fee based on Exhibit A concurrently with Harrah's receipt of any payment from the Band in satisfaction of its Management Fee under the Casino Agreements. If Harrah's is required to litigate or otherwise engage attorney(s} concerning the recovery of any Management Fee, then CRC shall pay its pro-rata share of any cost of recovery which shall be deducted from any such recovery. For the purposes of this Section, the cost of recovery shall include all outside legal and other professional fees and costs along with all other court costs, investigations, depositions, and any other related costs paid to third parties reasonably incurred by Harrah's in the pursuit of such claim.

   6.    REGULATORY APPROVALS.

         6.1 The parties acknowledge that for the Casino Agreements to be valid, they must have the approval of the NIGC and perhaps other governmental authorities; that the NIGC regulations also require the disclosure of any agreements which are related to the aforementioned agreements ("Collateral Agreements"); that this Agreement is a Collateral Agreement and that it must be and will be disclosed to the Band and the NIGC.

         6.2 The parties acknowledge that any loan made to the Band directly by the parties to this Agreement or any loan to the Band which is guaranteed by the parties related to the development of the proposed Enterprise may likewise be a Collateral Agreement which must be submitted to the NIGC and/or may require approval by the Bureau of Indian Affairs (BIA) pursuant to 25 USC 81 in order to be valid.

         6.3 The parties acknowledge that any party with a financial interest in the funding or the Management Fee is subject to background investigation by the NIGC as well as possibly other interested tribal, state, and federal regulatory agencies (the "Regulatory Agencies").

         6.4 In the event that any Regulatory Agency with the authority to review any of the contracts related to the proposed Enterprise finds the terms of this Agreement unacceptable. Harrah's and CRC shall negotiate in good faith to modify this Agreement in such manner as to satisfy the objections of such Regulatory Agency(s). Such negotiations shall include, but not be limited to, the issue of the acceptance by the parties of changes required to satisfy such objections that do not result in a material increase in cost, risk or obligation to either of the parties or which does not have a materially adverse impact on Harrah's ability to manage the Enterprise. If the parties are unable to reach an agreement acceptable to such Regulatory Agency(s) within ninety (90) days of notice of objection from any Regulatory Agency(s), then this Agreement shall terminate and, subject to the provisions of Section 7.1.2 hereof, CRC shall have no further rights herein, except, to the extent allowed by any relevant Regulatory Authority, for the right of CRC to receive payment from Harrah's, as provided below, of a sum of money equal to the then present value of CRC's right to receive payments pursuant to this Agreement (the "Present Value Payment") in full satisfaction of CRC's rights hereunder and its full and unconditional release of any further claims related to the Casino Agreements. Such valuation shall be as determined by a nationally or regionally recognized investment banking firm with experience in the valuation of gaming businesses selected by Harrah's with the consent of CRC, which consent shall not be unreasonably withheld; provided, however, that Harrah's may not select any firm that has provided any services to Harrah's, directly or through any Affiliate, within the prior two years and for which it had received fees or other compensation, including underwriting discounts, in excess of $25,000, in the aggregate. The fees of such investment banking firm shall be split equally between CRC and Harrah's. The Present Value Payment shall be paid in thirty-six (36) equal monthly installments of principal plus interest calculated at the same rate used to calculate the Present Value Payment.

         6.5 The parties hereto agree to cooperate fully with any investigation of their suitability or that of any of their officers, directors, employees, Affiliates, stockholders, or agents by any tribal, state, or federal regulatory agency charged with that responsibility related to the parties' financial involvement with the Band's proposed Enterprise.

         6.6 CRC and Harrah's agree to provide to the other complete copies of any contracts or agreements with any Person(s) or entity(ies) related in any way with the Enterprise including, but not limited to, CRC's agreement with Monarch Casinos, Inc.

9.       GAMING QUALIFICATION

         7.1  Gaming Qualifications

              7.1.1 All officers, employees, or partners of either of the parties hereto, and all Persons owning directly or indirectly any ownership interest, security interest, other legal or beneficial interests in Harrah's, CRC, Affiliates and their successors and assigns, who are required to be licensed, permitted or determined suitable pursuant to any tribal, state or federal law or regulation shall be so licensed, permitted or determined suitable as and when required, and at all times during the term of this Agreement.

              7.1.2 If CRC or a corporation, partnership, trust, limited liability company, limited partnership or other entity or Person that, directly or indirectly, holds any interest in CRC or any beneficial interest in CRC (generally, a "Holding Entity" and specifically with respect to CRC, a "CRC Holding Entity ") is determined by any regulatory authority to be unsuitable, or has an application for a license or permit (including any gaming or alcoholic beverage license, permit, approval, or other entitlement) rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be (collectively, an "Unsuitability Determination") as to CRC or a CRC Holding Entity, and the basis for such finding is not resolved within thirty (30) days of the Unsuitability Determination, then CRC agrees that this Agreement shall terminate. However, if CRC or the CRC Holding Entity contest and are successful in curing or reversing such Unsuitability Determination within a period of one (1) year from the date of such Unsuitability Determination, then (i) the termination of this Agreement shall be revoked and CRC restored to its rights and obligations under this Agreement and
(ii), to the extent allowed by the regulatory authority involved, CRC shall be paid any Fees which, but for the Unsuitability Determination, would have otherwise been paid to it during such period of termination. The one (1) year period set forth above shall be extended until the conclusion of any relevant proceeding initiated during such period. In the event of a termination of this Agreement pursuant to this Section 7.1.2, to the extent allowed by any relevant Regulatory Authority, CRC shall receive from Harrah's, as set forth in Section 6.4, the payment of a sum of money equal to the then present value of CRC's right to receive payments pursuant to this Agreement in full satisfaction of CRC's rights hereunder and its full and unconditional release of any further claims related to the Casino Agreements. Such valuation shall be determined and paid as provided in Section 6.4.

    8. REPRESENTATIONS AND WARRANTIES. Each party represents and warrants to the other party that:

         8.1 Neither it nor its Affiliates is a party to any other agreement or any other arrangement which would interfere with the development or operation of the proposed Enterprise; and

         8.2 Its performance under this Agreement will not violate any other material agreement or other arrangement to which it or its Affiliates is a party; and

         8.3 It and its Affiliates have not received notice of any claim which would materially interfere with its performance under this Agreement; and

         8.4 To the best of its knowledge, no condition exists which would cause it to be found unsuitable under (a) the gaming or liquor laws or regulations of the state of Michigan and/or Indiana (as such gaming and liquor laws or regulations may be applicable to the proposed Enterprise or any other casino gaming project that the parties may determine, by mutual written agreement, to undertake, either jointly or independently of each other}; (b) the Indian Gaming Regulatory Act or regulations of the NIGC; (c) the gaming laws or regulations of any tribal gaming authority or similar regulatory body which may be created by the Band or any tribe; or (d) the gaming laws or regulations of any other gaming jurisdiction.

    9.   MISCELLANEOUS.

         9.1 This Agreement and the rights of the parties shall be governed by and interpreted in accordance with the laws of the state of Michigan.

         9.2 Any Person acquiring or claiming an interest in this Agreement, in any manner whatsoever, shall be subject to and bound by all terms, conditions, and obligations of this Agreement to which that Person or that Person's predecessor in interest was subject or bound, without regard to whether such a Person has executed a counterpart hereof or any other document contemplated hereby. No such Person shall have any rights or obligations greater than those set forth in this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted successors and assigns.

         9.3 Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine, and neuter gender as the circumstances require.

         9.4 Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

         9.5 If any provision of this Agreement, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby, and the parties shall attempt to reformulate such invalid provision to give effect to such portions thereof as may be valid without defeating the intent of such provision.

         9.6 This Agreement, or any amendment hereto, may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, notwithstanding that all of the parties are not signatories to the original or the same counterpart. In addition, this Agreement, or any amendment hereto, may be executed by the affixing of the signatures of each of the parties to one of such counterpart signature pages; all of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

         9.7 If either party brings any judicial action or proceeding to enforce its rights under this Agreement, the prevailing party shall be entitled, in addition to any other remedy, to recover from the other, regardless of whether such action or proceeding is prosecuted to judgment, all costs and expenses including, without limitation, reasonable attorneys' fees incurred therein by the prevailing party.

         9.8  The parties agree as follows:

              9.8.1 With the exception of, and subject to, any restrictions contained in the Casino Agreements, either party may engage and possess an interest in any other business venture of any nature, kind or description, including, without limitation, any business venture engaged in the same type of business as that contemplated under this Agreement, even if such other business is competitive with the business venture contemplated under this Agreement.

              9.8.2     Except as otherwise agreed in writing by the parties:

                   No party shall have any right in and to any business venture of the other party permitted under Section 9.8.1 nor to income or profits derived therefrom;

                   As a natural part of the consideration for the execution of this Agreement by Harrah's, CRC hereby waives, relinquishes, and renounces any right or claim of participation in any other business venture of Harrah's and its Affiliates, including, but not limited to, the venture related to the Eastern Band of Cherokee.

    9.9 Each party agrees that it will conduct its activities, and will cause any activities conducted on its behalf to be conducted, in a lawful manner and specifically will not engage in the following transactions:

         9.9.1 Pay or offer to pay, directly or indirectly, anything of value to any domestic or foreign government official or employee in order to obtain business, retain business or direct business to others, or for the purpose of inducing such government official or employee to fail to perform or to perform improperly his official functions. This provision shall not be construed to prohibit lobbying or other lawful activities under Michigan or Indiana law, including, without limitation, the Michigan Lobbying Act, 1978 PA 472, as amended, MCLA 4.411 et seq; or

         9.9.2 Receive, pay, or offer anything of value, directly or indirectly, from or to any private party in the form of a commercial bribe, influence payment or kickback for any such purpose; or

         9.9.3 Use, directly or indirectly, any funds or other assets held under this Agreement for any unlawful purpose including, without limitation, political contributions in violation of applicable law.

         9.10 Harrah's, in the performance of its obligations under the Casino Agreements and this Agreement, and CRC, in the performance of its obligations under this Agreement, shall comply fully with all applicable laws, ordinances, rules, and regulations governing such services as well as Harrah's Compliance Policies as set forth at Exhibit "B" hereto, which CRC acknowledges it has read and understands, as same may be amended from time to time.

         9.11 To the fullest extent permitted by law, each party shall indemnify and hold harmless the other party and its Affiliates from and against any and all loss, costs, damage, expense or liability, including, without limitation, fees and expenses of attorneys and other experts and advisors, any and all court costs relating to any breach by such party of its representations and warranties set forth in

Section 8; and CRC does indemnify in the same manner Harrah's and its Affiliates against any claims relating to the proposed Enterprise by any Person with which or whom CRC or its Affiliates has had any business relationship, association, or dealing prior to January 10, 1995, including, but not limited to, Monarch Casinos, Inc. and its officers, employees, shareholders, and Affiliates. This indemnification shall survive the termination of this Agreement for a period of three (3) years.

         9.12 Any amendments to this Agreement may only be made and shall only be effective upon the written consent of each party.

         9.13 This Agreement is for the sole and exclusive benefit of the parties and no other Person or entity (including any creditors of the parties) shall, under any circumstances, be deemed to be a beneficiary of any of the rights, remedies, terms, and provisions of this Agreement.

         9.14 The parties acknowledge that each is or is owned by a publicly held corporation and that trading in the securities of such corporation based on non-public information or unauthorized disclosure or other use of material developments could expose Harrah's and its Affiliates and CRC to significant penalties. The parties shall take appropriate precautions to inform its employees and agents that trading in the securities of CRC, Harrah's Entertainment, Inc., or their Affiliates based on non-public information or unauthorized disclosure or other use of material developments could expose CRC and Harrah's to significant penalties.

         9.15 Each party shall provide all information pertaining to its officers, directors, shareholders, financial sources and associations as shall be required by any Regulatory Authority with jurisdiction over such party or over the proposed Enterprise.

         9.16 The parties shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and the purpose of this Agreement.

         9.17 All representations, warranties, and agreements herein shall survive until the expiration or termination of this Agreement except to the extent that a representation, warranty, or agreement expressly provides otherwise.

         9.18 The Exhibits referred to in this Agreement and attached hereto are incorporated into this Agreement by reference.

         9.19 One or more waivers of any provision, covenant, conditions, or warranty of this Agreement shall not be construed as a waiver of a subsequent breach of this same provision, covenant, condition, or warranty or of another or subsequent breach of other provisions, covenants, conditions, or warranties. The consent or approval to or for any act shall not be deemed to render unnecessary the consent or approval to or for any other or subsequent similar act.

         9.20 Neither CRC nor Harrah's shall make any public statement regarding the arrangements in this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. Further, CRC will not issue any news release with respect to the Band and the Enterprise without prior approval of Harrah's, unless a party is compelled to make such statements by judicial or administrative process or, in the opinion of its counsel, by the requirements of law or applicable regulations of any relevant stock exchange or other governmental authority, including disclosure requirements of the federal securities laws. Approval shall be deemed given upon Harrah's failure to notify CRC of any disapproval within twenty-four (24) hours (excluding weekends and holidays) of a receipt of a draft release.

         9.21 The provisions of this Agreement having been negotiated, it shall be presumed to have been mutually drafted.

         9.22 This Agreement shall become effective upon the date of the last signature hereto.

         9.23 The parties represent that each has the authority to execute this Agreement and that the same shall be binding by its terms.

         9.24 This Agreement shall not be construed to create a partnership or other association or joint venture between the parties; the relationship created by this Agreement is purely contractual and the parties agree that no joint liability to third parties is created hereby. Except as provided in Section 9.11, each party shall continue to be individually liable to third parties for that party's acts or omissions and shall not seek indemnification or contribution from the other party for such third party liability.

         9.25 The parties shall undertake, within a reasonable time after the approval of the Casino Agreements by the NIGC, an accounting and reconciliation of the expenses incurred in connection with the proposed Enterprise.


         9.26 "Affiliate," as used in this Agreement, means any corporation, partnership, limited liability company, joint venture, trust, department or agency or individual controlled by, under common control with, or which controls, directly or indirectly, Harrah's or CRC.

         9.27 "Person," as used in this Agreement, means any natural person, partnership, joint venture, corporation, limited liability company, trust, or other legally recognizable entity.

         9.28 "Management Agreement," as used in this Agreement, means the agreement by that name executed by and between Harrah's Southwest Michigan Casino Corporation and the Pokagon Band of Potawatomi Indians on September 15, 1995.

         9.29 "Development and Construction Agreement," as used in this Agreement, means the agreement by that name executed by and between Harrah's Southwest Michigan Casino Corporation, Harrah's Operating Company, Inc., and the Pokagon Band of Potawatomi Indians on September 15, 1995.

    10.  Non-Assignability

         10.1 The rights granted CRC by this Agreement are personal to it and may not be assigned, transferred, pledged, hypothecated, or sold by it without the prior written approval of Harrah's, which approval shall not be unreasonably withheld or delayed.

                                  HARRAH'S SOUTHWEST MICHIGAN
                                  CASINO CORPORATION, a Nevada
                                  corporation


Dated: _______________            By:  ____________________________

                                  Its: ____________________________


                                  CASINO RESOURCE CORPORATION,
                                  a Minnesota corporation


Dated:________________            By:  ____________________________

                                  Its: ____________________________

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                                      EXHIBIT A

Harrah's will pay to CRC the percentage of management fees actually received by Harrah's pursuant to the Management Agreement described as "CRC Fee" below:

  MANAGEMENT FEE                                 CRC FEE AS A
AS A % OF NET REVENUES                           % OF THE MONEY PAID
(AS DEFINED IN CASINO AGTS.)                     HARRAH'S AS A MANAGEMENT FEE

    30.0%                                        28.0%
    29.5%                                        27.2%
    29.0%                                        26.4%
    28.5%                                        25.6%
    28.0%                                        24.8%
    27.5%                                        24.0%
    27.0%                                        23.2%
    26.5%                                        22.4%
    26.0%                                        21.6%
    25.5%                                        20.8%
    25.0%                                        20.0%
    24.5%                                        19.2%
    24.0%                                        18.4%
    23.5%                                        17.6%
    23.0%                                        16.8%
    22.5%                                        16.0%
    22.0%                                        15.2%
    21.5%                                        14.4%
    21.0%                                        13.6%
    20.5%                                        12.8%
    20.0%                                        12.0%
    20.0% or less                                12.0%

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                                      EXHIBIT B

                             Harrah's Entertainment, Inc.
                                 Compliance Policies
                                      (Attached)